Exhibit 10.14

ASSET MANAGEMENT AGREEMENT

By and among

NRG SOLAR ALPINE LLC,

as the Owner,

and

NRG SOLAR ASSET MANAGEMENT LLC,

as Administrator

March 15, 2012

TABLE OF CONTENTS

(continued)

ii

ASSET MANAGEMENT AGREEMENT

THIS ASSET MANAGEMENT AGREEMENT (the “Agreement”) is made as of this 15th day of March, 2012 (the “Effective Date”), by and between NRG SOLAR ALPINE LLC, a Delaware limited liability company (as further defined below, the “Owner”), and NRG SOLAR ASSET MANAGEMENT LLC, a Delaware limited liability company (as further defined below, the “Administrator”).

WITNESSETH:

The Owner shall enter into this Agreement with the Administrator to provide for, among other things, certain asset management and administrative services for the Project, on behalf of the Owner.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

1.1          Definitions.  Unless the express terms of this Agreement shall otherwise provide, capitalized terms used in the recitals hereto shall have the meanings given to them in the recitals and capitalized terms used in this Agreement shall have the following meanings:

“Adjustment Date” is defined in Section 4.1(1).

“Administrative Services” means the responsibilities of the Administrator under Article II of this Agreement.

“Administrator” means NRG Solar Asset Management LLC, a Delaware limited liability company in its capacity of providing Administrative Services under this Agreement.

“Administrator Indemnified Party” is defined in Section 9.4(2).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly: (a) owns or controls such Person; (b) is owned or controlled by such Person; or (c) is under common ownership or control with such Person.  For purposes of this definition, “control” shall mean, when used with respect to any specified Person, possession of the power to direct the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Approved Budget” is defined in Section 2.2(10).

“Claims” means, collectively, all claims, demands, actions, suits or proceedings (judicial, governmental or otherwise) asserted, threatened or filed against a Person, and any fines, penalties, losses, liabilities, damages and expenses incurred by such Person as a result thereof, including reasonable attorneys’ fees and costs of investigation, litigation, settlement and judgment, and any contractual obligations of such Person to provide indemnity for any such claims, demands, actions, suits or proceedings, fines, penalties, losses, liabilities, damages and expenses to any other Person.

“Commencement Date” means the Effective Date.

“Confidential Information” is defined in Section 11.9.

“Core Duties” shall consist of the following services to be provided hereunder with respect to the Project: (i) supervision, monitoring and administration of the Project Documents, (ii) supervising and monitoring compliance with the Financing Documents, (iii) bookkeeping, record keeping and preparation of financial statements as set forth in Section 2.2, (iv) overall coordination of the administrative activities of the Owner, (v) reporting to and communication with the Owner, (vi) administration of environmental reviews and audits in the ordinary course of business and (vii) supervision and administration of operating performance reviews.

“Effective Date” is defined in the preamble.

“EPC Agreement” means the Engineering, Procurement and Construction Contract, dated as of October 28, 2011, by and between the Owner and First Solar Electric (California), Inc., which provides for the design, engineering, procurement, site preparation, construction, testing and start-up of the Project.

“EPC Contractor” means First Solar Electric (California), Inc., as the “Contractor” under the EPC Agreement, and its permitted assigns.

“Events of Default” is defined in Section 8.1.

“FERC” means the Federal Energy Regulatory Commission and any successor thereto.

“Financing Documents” means the loan and credit agreements, notes, bonds, indentures, security agreements, lease financing agreements, mortgages, interest rate exchanges, or swap agreements, and any other documents relating to the development, bridge construction or the permanent financing for the Project, even if more than one financing arrangement exists at any time and even if the financing arrangements are of different tiers or tranches, including any credit enhancement, credit support, working capital financing, or refinancing documents, and any and all amendments, modifications or supplements to the foregoing that may be entered into from time to time.

“Fiscal Year” means in the case of the initial Fiscal Year the period beginning on the Effective Date and ending on December 31, 2012, and in the case of each subsequent Fiscal Year, the calendar year ending on each successive December 31st.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, applied on a consistent basis.

“Indemnified Party” is defined in Section 9.4(3).

“Indemnifying Party” is defined in Section 9.4(3).

“Initial Term” is defined in Section 7.1.

“Laws” means all applicable federal, state, local, municipal, foreign or other laws, constitutions, statutes, rules, regulations, ordinances, Orders, treaties, codes and other legal requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including the common law and Environmental Laws.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of NRG Solar Alpine LLC, entered into on May 6, 2010, as amended from time to time.

“Management Fee” is defined in Section 4.l(1).

“MW” means megawatt AC.

“Order” means any legally binding order, injunction, judgment, decree, ruling, writ or assessment of a Governmental Authority or decision of an authorized arbitrator.

“O&M Agreement” means the Operation and Maintenance Agreement, dated as of August 5, 2011, between the Owner and First Solar Electric (California), Inc., which provides for the operation, maintenance and repair of the Project by First Solar Electric (California), Inc. by and for the benefit of the Owner.

“Operator” means First Solar Electric (California), Inc., a Delaware corporation.

“Owner” means NRG Solar Alpine LLC, a Delaware limited liability company.

“Owner Indemnified Party” is defined in Section 9.4(1).

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or governmental authority.

“PPI” means the Producer Price Index for Finished Goods published by the Bureau of Labor Statistics of the U.S. Department of Labor.  If the publication of the Producer Price Index of the U.S. Bureau of Labor Statistics is discontinued, comparable statistics on the purchasing power of the dollar published by a responsible financial periodical reasonably agreed by Administrator and the Owner shall be used for making such computations.

“Project Documents” means those agreements listed on Exhibit B attached hereto as amended, modified or supplemented from time to time.

“Project” means the approximately 66 MW solar electric generating facility, and all accessories and ancillary facilities associated therewith, owned by the Owner, to be located near Lancaster, Arizona.

“Prudent Industry Practices” means these practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly accepted in the utility-scale photovoltaic industry in the United States as good, safe and prudent practices in connection with the design, construction, operation, maintenance, repair and use of the Project.  “Prudent Industry Practice” as defined herein does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is, instead, intended to encompass a broad range of acceptance practices, methods, equipment specifications and standards.

“Reference Rate” means the rate as published, from time to time, in The Wall Street Journal as the prime lending rate or “prime rate” plus two percent (2%), but not in excess of the maximum lawful rate of interest permitted by any applicable laws.  Each change in the Reference Rate shall become effective on the date of such change in the prime rate.

“Renewal Term” is defined in Section 7.2.

“Service Providers” means the EPC Contractor, Operator and each independent third party hired by the Owner, or by the Administrator on behalf of the Owner, to perform services for the Owner or with respect to the Project, including other providers of maintenance, repair and warranty services, certified public accountants, tax return preparers, law firms, engineering firms, and other professional advisors and consultants.

“Subsidiaries” of the Owner means, collectively, each entity (i) of which the Owner (either alone or through or together with one or more other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity securities of such entity, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of, or otherwise control the business and affairs of, such entity, or (ii) the operations of which are consolidated with the Owner for financial reporting purposes.

“Term” means the Initial Term and any Renewal Term.

ARTICLE II

ADMINISTRATOR’S RESPONSIBILITIES

2.1          Engagement.  So long as this Agreement remains in effect, the Administrator shall be responsible for performing the Administrative Services in accordance with the terms and conditions of this Agreement.

2.2          Responsibilities On and After the Effective Date.  Commencing on the Effective Date and continuing through the remainder of the Term, the Administrator shall provide the following Administrative Services on behalf of the Owner and its Subsidiaries:

1.             Maintain bank accounts of Owner;

2.             Maintain complete and accurate financial books and records in accordance with GAAP for Owner;

3.             Perform all of the Owner’s reporting, notice and other administrative responsibilities required under and/or in connection with the Project Documents,  the Financing Documents, and all required governmental approvals and permits;

4.             Administer the Financing Documents on behalf of the Project;

5.             Maintain complete and accurate financial books and records of the operations of the Project in accordance with the Financing Documents, prudent business practices and GAAP and make such books and records available for inspection and copying during normal business hours on its premises by the Owner or any other Person authorized by the Owner to inspect or copy such books and records, subject to appropriate confidentiality safeguards;

6.             Provide to the Owner copies of monthly financial statements for the Owner and its Subsidiaries, but only if and to the extent such financial statements are prepared as required under the Financing Documents or are prepared and provided to Owner;

7.             Administer the Project Documents; coordinate and liaise with each counterparty under the Project Documents and arrange for the performance of the Owner’s obligations thereunder; and administer and monitor the Owner’s and each counterparty’s compliance with the Project Documents, which shall include (i) monitoring each counterparty’s performance of its services for the Project (ii) enforcing compliance (or correcting failures to comply) with the Project Documents and (iii) informing Owner of non-compliance of which it becomes aware;

8.             Prepare and file or cause to be prepared and filed by certified public accountants acting on behalf of the Owner and the Project, on a timely basis, all federal, state and local tax returns and related information and filings required to be filed by the Owner and the Project; pay out of the Owner’s funds in accordance with the Financing Documents all taxes and other governmental charges shown to be due thereon before they become delinquent and, subject to the terms of the LLC Agreement, make all tax elections believed by the Administrator to be necessary or desirable for the Owner;

9.             Supervise and monitor the Service Providers with respect to their performance of services for the Project, and maintain detailed records and otherwise account for all expenditures made on behalf of the Project;

10.          On or prior to December 1 of each Fiscal Year, prepare, or cause to be prepared, and submit to the Owner an operating budget for the Project for the immediately following Fiscal Year and an operating budget forecast for the five (5) years thereafter, based on the form attached as Exhibit A hereto (each, an “Approved Budget” and collectively, the “Approved Budget”); it being understood that the Annual Operating Budget attached as Exhibit A shall comprise the Approved Budget for the initial Fiscal Year;

11.          Notify the Owner of any material variance from the applicable Approved Budget promptly after learning of such variance;

12.          (A) Assist Owner with procuring and maintaining all commercially available insurance required to be maintained by Owner and the Project in accordance with the Financing Documents and the Project Documents and (B) on an annual basis, assist the Owner with obtaining certificates from the insurance broker verifying the insurance maintained with respect to the Owner and the Project and setting forth the details of all active insurance policies in connection therewith;

13.          Administrator, at its sole cost and expense, agrees to provide the Owner with acceptable evidence (in form and substance reasonably satisfactory to the Owner) of the existence of the following insurance types, with the following policy limits: (a) commercial general liability insurance written on an occurrence based form, covering bodily injury and property damage, premises and operations, products and completed operations, contractual liability, independent contractors, cross liabilities/separation of insureds, and personal injury liability, with limits of not less than $1,000,000 per occurrence and a $2,000,000 annual aggregate; (b) if applicable, automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage in accordance with applicable state legal requirements, with combined single limits of no less than $1,000,000 with respect to bodily injury, property damage or death; (c) all forms and types of insurance required by applicable law with respect to employees, including statutory workers compensation and disability benefits insurance (where applicable) and employers liability insurance, with limits of $1,000,000 per accident/per employee; and (d) excess liability insurance or equivalent form with a minimum of $10,000,000 per occurrence limit for any occurrence following the terms of the primary insurance set forth in clauses (a), (b) and (c) (with respect to employer’s liability only) above.  Administrator’s commercial general liability, insurance shall be primary to, and shall not seek contribution from, any similar insurance being maintained by Owner and/or its affiliates;

14.          Ensure that each policy of insurance required by Section 2.2(13) shall: (a) be procured and maintained with responsible insurers rated “A- IX” or better by A.M. Best (provided that, if such coverage is not available from an insurer rated “A- IX” or better by A.M. Best on commercially reasonable terms, such insurance shall be procured and maintained with responsible and reputable insurers rated less than “A- IX” and as reasonably acceptable to the Owner) and that are authorized to do business in California; (b) if commercially available, provide that the coverage provided shall not lapse or be canceled or not renewed without at least thirty (30) days’ prior written notice (or ten (10) days’ prior notice if such cancellation is due to failure to pay premiums); (c) provide that none of the Owner, its Subsidiaries nor any of their assignees, shall have any liability for the payment of any premiums or commissions for the policies noted in Section 2.2(13); (d) upon Project Substantial Completion (as defined in the EPC Contract), include an endorsement to the commercial general liability, automobile liability and excess liability policies noted in Section 2.2(13) naming the Owner and its Subsidiaries, and their respective successors, assigns, partners, directors, officers, members, managers, and employees as additional insureds (blanket additional insured endorsements and policy language designating same are acceptable); and (e) with respect to general liability insurance, include a severability of interest clause and cross-liability clause;

15.          Ensure that certificates of insurance for policies required by Section 2.2(13) shall be provided to the Owner on or prior to the Effective Date and thereafter annually, at each renewal, or upon request.  All insurance policies specified in Section 2.2(13) shall include a waiver of any right of subrogation of the insurers thereunder (where permitted by law in the case of the insurance specified in Section 2.2(13)(a), (b) and (c)) in favor of Owner and its affiliates;

16.          Engage Service Providers as reasonably believed by the Administrator to be necessary or desirable, or as instructed by the Owner, to represent or perform services for the Owner, provided that the Administrator shall be entitled to request and rely upon instructions from the Owner with respect to the engagement of any Service Provider and provided further that, subject to the next following sentence, it is understood that to the extent the Administrator engages a Service Provider (other than the Operator or any Service Providers procured by the Operator pursuant to the O&M Agreement) to perform a Core Duty, the Administrator shall bear the cost and expense associated with engaging such Service Provider and shall remain responsible for the proper performance of such Core Duty by such Service Provider.  Notwithstanding the foregoing provisions of this Section 2.2(16), any costs of Service Providers (whether providing a Core Duty or other services) anticipated as being provided by third parties other than Administrator under the Approved Budget, shall be excluded from the cost and expense to be borne by the Administrator;

17.          (A) Procure and maintain all required governmental approvals and permits and prepare and submit all filings of any nature which are required to be made thereunder, (B) prepare and submit all filings of any nature which are required to be made by the Owner under any laws, regulations, or ordinances applicable to the Owner or the Project, (C) upon becoming aware of any adverse change or possible adverse change to the Owner’s status as an “exempt wholesale generator” under the Public Utility Holding Company Act of 2005 and FERC’s current regulations and their successors, take all reasonable steps, in consultation with the Owner necessary to maintain or re-obtain, as applicable, such status;

18.          Not take any affirmative action as would cause the Owner in any material respect to violate any federal, state or local laws and regulations, including environmental laws and regulations, and to the extent that the Administrator has knowledge of any such existing or prospective violation take, or direct Service Providers to take, commercially reasonable actions, at the sole expense (but subject to Section 4.1(3)) of the Owner (unless such existing or prospective violation arises from breach of the Administrator’s duties hereunder), to redress or mitigate any such violation;

19.          (A) Give prompt written notice, but in no event more than 72 hours, to the Owner of any litigation, material disputes with governmental authorities, material defaults or material force majeure events under the Project Documents and material losses suffered by the Project after learning of the same, and (B) furnish to the Owner, or direct a Service Provider to so furnish, copies of all material documents furnished to the Owner or the Administrator by any governmental authority or furnished to any governmental authority by the Owner;

20.          Subject to the Financing Documents, make distributions out of available cash as provided under the relevant provisions of the LLC Agreement; and

21.          Perform such other administrative tasks as the Owner may reasonably request from time to time in connection with or related to the Project, subject to appropriate exculpatory provisions as the Administrator may reasonably request, consistent with the terms of this Agreement.

ARTICLE III

STANDARD OF PERFORMANCE

Throughout the term of this Agreement, the Administrator shall perform the services and all other obligations hereunder in accordance with the Project Documents, the Financing Documents, Prudent Industry Practices, and all Laws, including all applicable governmental approvals and permits, regulations, and orders.

The Administrator shall have no liability under this Agreement (i) for failure to take actions which require Owner’s consent and as to which it has requested the consent of the Owner for the Administrator to perform if such consent is not timely given (including actions requiring a variance from the Approved Budget for which a request for variance by the Administrator has been made and not timely approved), (ii) for actions taken at the direction of the Owner, provided, that the liability is caused by such direction and the Administrator has notified the Owner reasonably in advance of taking such action that in the judgment of the Administrator the action to be taken at the direction of the Owner will breach the Financing Documents or violate applicable Laws, Prudent Industry Practices for the Project or other technical specifications or is otherwise incompatible with the Project and the Owner has directed the Administrator to take such action notwithstanding such notice or (iii) for actions requiring the expenditure of funds of the Owner if such funds are not available and the Owner after notice from the Administrator, fails to timely provide such funds.

ARTICLE IV

COMPENSATION AND PAYMENT

4.1          Management Fees and Expenses.  Following the Effective Date, the Owner shall pay to the Administrator the following fees for the Administrative Services and pay or reimburse the following expenses:

1.             Services.  For each Fiscal Year (prorated to the extent that such year consists of more or less than twelve (12) months) the Administrator shall be paid an amount equal to [One Hundred Twenty Thousand Dollars ($120,000)] per annum (the “Management Fee”).  The Management Fee shall be payable in twelve (12) equal monthly increments, in arrears; provided that with respect to any partial month during the Term, such payment of the Management Fee shall be made pro rata based on the number of days in such month.  On January 1st of each Fiscal Year beginning with January 1, 2013 (each, an “Adjustment Date”), the Management Fee shall be increased by an amount to equal the product of (x) the amount of the Management Fee prior to such Adjustment Date and (y) 2.5%.

2.             Expenses.  It is understood by the Owner that the Management Fee is inclusive of the Administrative Services.  No additional fees for the performance of the Administrative Services will be charged to the Owner in addition to the Management Fee.  If the Administrator, at the request of the Owner, performs services not contemplated by the Administrative Services, the fee for such additional services shall be such amounts payable at such times as the Administrator and the Owner shall agree.

3.             Owner Consent for Expenses.  The Administrator shall have the authority to incur expenses on behalf of the Project, as the agent of the Owner, in the performance of the Administrative Services from independent third parties solely in accordance with the Approved Budget.  The Administrator shall not authorize or make any expenditures that are in excess of, and are not otherwise contemplated in any line item or category contained in, the Approved Budget, except upon the prior written consent of the Owner, subject to the Financing Documents.  The Owner shall directly pay the Services Provider or other counterparty to which any such expense shall be payable, and the Administrator shall have no liability or responsibility to pay any such Services Provider or counterparty out of its own funds.  Notwithstanding the foregoing, the consent of the Owner pursuant to this Section 4.1(3) shall not be required (i) as to any operating costs required in the event of an emergency (provided such costs are reasonable in light of such emergency), or (ii) for reimbursement of the Administrator for any expense of a Service Provider which, for the convenience of the Owner, performs services by contract with the Administrator rather than directly with the Owner, provided that the Owner has consented to such arrangement.

4.2          Billing and Payment.  At the end of each month during the Term, the Administrator shall invoice the Owner for the portion of the Management Fee due with respect to such month.  Within thirty (30) days following its receipt of such invoice, the Owner shall:

1.             Approve and make such payment to the Administrator of the portion of the Management Fee specified in such invoice, less any portion of such expenses that the Owner disputes in good faith; and

2.             With respect to any disputed portion of such invoice, provide the Administrator with a written statement explaining, in reasonable detail, the basis for such dispute.  The parties shall attempt to resolve any such disputed portion in accordance with Article VI hereof.

4.3          Default Interest.  Any amount owed hereunder which remains unpaid more than ten (10) days after the date such amount is due and payable under this Agreement shall accrue interest at the Reference Rate beginning on the first (1st) day after such amount became due and payable.

4.4          Records.  The Administrator shall retain copies of invoices submitted by it under Section 4.2, and of any third party invoices or similar documentation relating to expenses incurred by the Administrator in the performance of Administrative Services for a minimum period of three (3) years or such longer period to the extent required by law.

ARTICLE V

DELAYS

If the Administrator becomes aware of any event or circumstance which could prevent its performance of any of its obligations under this Agreement, the Administrator shall give prompt notice thereof to the Owner.  The Administrator shall attempt in good faith to minimize any such delay, provided, however, that the Administrator shall not be obligated to undertake or perform any actions which are prohibited by any Project Document, any Financing Document or any applicable law or that would expose the Administrator to any liability or to any expense which is not reasonably expected to be promptly reimbursed or indemnified hereunder.

ARTICLE VI

DISPUTE RESOLUTION

6.1          Procedure.  The parties shall attempt, in good faith, to resolve or cure all disputes (including disputes with respect to claimed Events of Default) by mutual agreement in accordance with this Article VI before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination), at law or in equity (regardless of whether this Article VI is referenced in the provision of this Agreement which is the basis for any such dispute).  If there is a dispute as to whether an Event of Default has occurred or if any other dispute under this Agreement has arisen, either party may give notice thereof to the other party which notice shall describe in reasonable detail the basis and specifics of the alleged Event of Default or dispute.  Within five (5) days after delivery of such notice, the designated representatives of both parties shall meet to discuss and attempt to resolve or cure such dispute or claimed Event of Default.  If such representatives are unable to resolve the dispute or claimed Event of Default within fifteen (15) days after delivery of such notice, the matter shall be referred to a “Senior Officer” of the Administrator and a “Senior Officer” of the Owner.  If such Senior Officers are unable to agree on an appropriate cure or resolution within ten (10) days after the matter has been referred to them, the Owner shall be so informed by the Administrator and the parties may have recourse to mediation, arbitration, or other alternative dispute resolution device of their mutual selection.  If the parties cannot agree on an alternative dispute resolution device, each party may pursue its legal remedies.

6.2          Continuation of Work.  Pending final resolution of any dispute, the parties shall continue to fulfill their respective obligations under this Agreement; provided, however, that the Owner may withhold any amount which is the subject of dispute from any payment otherwise due hereunder during the pendency of any dispute resolution proceeding.  If the Administrator prevails in such dispute, the Owner shall immediately pay to the Administrator the unpaid amount in dispute with interest thereon, which interest shall accrue, at the Reference Rate, for each day from and including the date on which such amount was originally due to, but excluding, the date of actual payment thereof.

ARTICLE VII

COMMENCEMENT AND TERMINATION

7.1          Term.  Except as may otherwise be provided herein, this Agreement shall commence on the Commencement Date and remain in full force and effect following the

Commencement Date until and including the earlier of (A) the sale to a third party of the Project by the Owner or the sale of all of the membership interests in Owner and, in each case, the completion of all administrative duties necessary or desirable in connection with the winding up of the Owner’s and its Subsidiaries’ affairs and (B) the date falling ten (10) years after the Commercial Operation Date (as defined in the EPC Agreement) (the “Initial Term”).  In connection with the expiration of the Term or any termination pursuant to Section 7.3, the Administrator shall cooperate with all reasonable requests of the Owner in connection with the transition of administrative services performed by the Administrator to the entity selected by the Owner to undertake such services after such expiration or termination of the Term.

7.2          Renewals.  Upon the expiration of the Initial Term, the term of this Agreement shall automatically be extended in one (1) year increments (each, a “Renewal Term”) unless the Administrator delivers written notice of termination to Owner no later than 180 days prior to the expiration of the Initial Term or the applicable Renewal Term, as the case may be.

7.3          Early Termination.  Subject to Section 7.1 above, this Agreement may not be terminated in all or in part except:

1.             by mutual agreement of the parties;

2.             pursuant to the remedy provisions of Section 8.3;

3.             a termination in its entirety at the Owner’s option upon not less than sixty (60) days’ prior written notice to Administrator if the Owner is no longer an Affiliate of the Administrator;

4.             a termination in its entirety at the Administrator’s option if the Owner is no longer an Affiliate of the Administrator; or

5.             a termination in its entirety at the Owner’s option upon thirty (30) days’ prior written notice to the Administrator in the event of the destruction, condemnation or other loss of all or substantially all of the Project.

An early termination pursuant to Section 7.3(3) or Section 7.3(6) shall be effective on the date specified in the applicable written notice of termination delivered by the Owner to the Administrator or, if earlier, the date upon which the parties reasonably agree that the Owner and the Administrator have completed all activities necessary to enable the Owner to assume responsibility for the Administrative Services, including transition to a replacement administrator, if any acceptable to Owner in its sole discretion.  An early termination pursuant to Section 7.3(4), shall be effective on the earlier of (i) 180 days after the written notice of such termination is received by the Owner, or (ii) the date upon which the parties reasonably agree that the Owner and the Administrator have completed all activities necessary to enable the Owner to assume responsibility for the Administrative Services, including transition to a replacement administrator, if any acceptable to the Owner in its sole discretion.

7.4          Termination Payment.  In the event of a termination pursuant to Section 7.3, the Owner shall pay to the Administrator:

1.             All Management Fees earned through the date of termination that have not been paid by the Owner through the effective date of termination; and

2.             Other than in the case of a termination by the Owner pursuant to Section 7.3(2) for an Event of Default of the Administrator or a termination pursuant to Section 7.3(3),  (4) or (6), the reasonable costs incurred by the Administrator arising out of or relating to such early termination of this Agreement.

ARTICLE VIII

DEFAULT

8.1          Events of Default.  Except as provided for in Article VI, Dispute Resolution, the following events shall be deemed to be events of default (“Events of Default”) by a party under this Agreement regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding which has or might have the effect of preventing such party from complying with the terms of this Agreement:

1.             Failure by a party hereto to make any payment required to be made hereunder (including, for the avoidance of doubt, payments to be made by such party to a third party), if such failure shall continue for thirty (30) days after written notice thereof has been given to the non-paying party; or

2.             Failure to comply in any material respect with any material term, provision or covenant of this Agreement (other than the payment of sums to be paid by a party hereunder (including, for the avoidance of doubt, payments to be made by such party to a third party)), if such failure continues for thirty (30) days after written notice thereof has been given to the non-performing party; provided, however, if such failure cannot reasonably be cured within such thirty (30) days and the non-performing party has commenced, and is diligently pursuing in good faith, to cure such failure, such thirty (30) day period shall be extended for such longer period as shall be necessary for such party to cure the failure, but in no event shall be extended for more than ninety (90) days without the prior written mutual agreement of the parties.

8.2          Bankruptcy.  Subject to the rights or remedies it may have, the Administrator, on the one hand, and the Owner, on the other hand, shall have the right to terminate this Agreement, effective immediately, if, at any time, (i) the other party hereto shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency, or other relief for debtors, whether federal or state, or shall seek, consent to, or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its properties, or (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against the other party hereto seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency or other relief for debtors, whether federal or state, and such party shall consent to or acquiesce in the entry of such order, judgment or decree, or the same shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date or entry thereof, or any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its properties shall be appointed without the consent of or acquiescence of such party and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days.  The terms “acquiesce” and “acquiescence”, as used herein, include, but are not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law.

8.3          Remedies.  If (i) an Event of Default occurs hereunder and such Event of Default is not cured in accordance with the requirements of Section 8.1, or (ii) an event described in Section 8.2 occurs and such event is not cured in accordance with Section 8.2, then subject to resolution pursuant to Section 6.1 of any dispute as to the existence of such event (in the case of Section 8.2) or Event of Default (in the case of Section 8.1), this Agreement may be terminated immediately by the non-defaulting party, without obligation to or recourse by the defaulting party.  Without limiting the provisions of Article IX, the sole and exclusive remedy of each party upon the occurrence and continuation of an Event of Default by the other party is the termination of this Agreement and the payments of the amounts required to be paid in accordance with Section 7.4 and, if applicable, Article IX.

ARTICLE IX

INDEMNIFICATION AND LIMITATION OF DAMAGES

9.1          Basis of Compensation.  The Administrator is willing to perform the Administrative Services for the Owner under this Agreement only if Administrator has no exposure to loss, risk or liability other than as set forth in this Article IX.  Notwithstanding any other provision of this Agreement, the Administrator’s total liability to Owner and its Affiliates for any reason whatsoever shall be strictly limited in accordance with Section 9.3.

9.2          Disclaimers.  The Administrator agrees to perform the Administrative Services under this Agreement in accordance with the standards and requirements set forth in Article III and otherwise in accordance with the terms of this Agreement.  The Administrator’s liability for failure to comply with such standards and requirements shall be limited as set forth in this Article IX.  The Administrator makes no other guarantees or warranties of any kind in connection with the performance of the Administrative Services.  THE ADMINISTRATOR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY NATURE WHATSOEVER, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  Except to the extent expressly provided otherwise in this Article IX (but subject to Section 9.3 hereof) and Owner’s right to terminate this Agreement under Section 7.3 and Section 8.3, the Administrator shall have no liability under this Agreement for any failure, breach or default of its obligations.

9.3          Total Limitation of Administrator’s Liability.  The maximum aggregate liability of the Administrator pursuant to Section 9.4(1) shall not exceed an amount, at any time, in excess of the aggregate amount of Management Fees to be paid to the Administrator over a three (3) year period ($360,000); provided, however, the foregoing limitation on liability shall not apply to (i) amounts owed to third parties for which the Administrator is obligated to indemnify an Owner Indemnified Party under this Agreement, or (ii) any amounts recoverable by the Administrator as an insurance payment.

9.4          Indemnifications.

1.             The Administrator shall defend and indemnify and hold harmless the Owner and its shareholders, members, directors, managers, officers and employees (each, an “Owner Indemnified Party”) from and against any and all Claims asserted by or against such Owner Indemnified Party (i) in respect of any taxes imposed on or attributable to the income or property of the Administrator, (ii) in respect of the employer/employee-related responsibilities with respect to any personnel of the Administrator, including specifically payroll taxes, workers’ compensation claims, any withholdings required by applicable law, and health and welfare benefits, including COBRA benefits, (iii) relating to the injury or death of any person, including employees of the Administrator, (iv) resulting from loss or damage to property or (v) relating to the failure of Administrator to comply with the terms of this Agreement; provided, however, that in the case of clauses (iii), (iv) and (v), only to the extent the Claim results from the Administrator’s willful misconduct or gross negligence or a breach by the Administrator of its obligations hereunder.

2.             The Owner shall defend and indemnify and hold harmless the Administrator and its shareholders, members, directors, managers, officers and employees (each, an “Administrator Indemnified Party”) from and against any and all Claims asserted by or against such Administrator Indemnified Party, (i) in respect of any taxes imposed on or attributable to the income or property of the Owner, (ii) relating to the injury or death of any person, including employees of the Owner, (iii) resulting from loss or damage to property, or (iv) relating to the failure of the Owner to comply with the terms of this Agreement, except, in the case of clauses (ii) and (iii), to the extent the Claim results from the Administrator’s willful misconduct or gross negligence or a breach by the Administrator of its obligations hereunder.

3.             When required to indemnify an indemnified Party (the “Indemnified Party”) in accordance with this Section 9.4, the Administrator or the Owner, as the applicable (in such capacity, the “Indemnifying Party”) shall assume on behalf of such Indemnified Party and conduct with due diligence and in good faith the defense of any Claim against such Indemnified Party and shall bear the expense thereof, whether or not the Indemnifying Party shall be joined therein, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense.  The Indemnifying Party shall have charge and direction of the defense and settlement of such Claim, provided, however, that without relieving the Indemnifying Party of its obligations hereunder or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel in the defense of any such Claim, but the fees and expenses of such counsel by such Indemnified Party shall be at the expense of such Indemnified Party unless (a) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, (b) the Indemnified Party shall have reasonably concluded that there exists a material conflict of interest between the Indemnifying Party and such Indemnified Party in the conduct of the defense of such Claim (in which case the Indemnifying Party shall not have the right to control the defense or settlement of such Claim on behalf of such Indemnified Party) or (c) the Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party to assume the defense of such

Claim within a reasonable time after notice of the commencement thereof.  In each of such cases set forth in the second sentence of this paragraph, the reasonable fees and expenses of counsel shall be at the expense of the Indemnifying Party except where the Indemnifying Party is ultimately deemed not to have been required to provide the indemnity sought by the Indemnified Party.

9.5          Exclusion of Consequential Damages.  Neither party (nor its officers, members, directors or employees) shall be liable to the other party for any punitive, incidental, indirect, special or consequential loss or damage, including loss of revenues, income or profits, cost of capital, loss of goodwill or reputation (provided that the foregoing shall not include liabilities to third parties) connected with or resulting from performance or non-performance of any obligations under this Agreement.  The parties further agree that this waiver and disclaimer of liability shall apply at all times, whether in contract, equity, tort or otherwise, regardless of the fault, negligence (in whole or in part), strict liability, breach of contract or breach of warranty of the party whose liabilities are so limited, provided, however, that this waiver and disclaimer of liability shall not apply to claims of, or causes of action arising from, intentional fraud of any party hereto.

9.6          Availability of Insurance.  Notwithstanding anything to the contrary set in this Article IX, the obligation of either party to indemnify any other party for any Claims will be reduced to the extent of any insurance proceeds received by the Indemnified Party with respect to indemnified Claims.

9.7          Survival.  Notwithstanding any other provision of this Agreement, the provisions of this Article IX are intended to and shall survive the termination of this Agreement so as to cover all Claims instituted within the period set forth in the applicable statute of limitations.

ARTICLE X

REGULATORY

10.1        Foreign Asset Control.

1.             To the extent applicable, Administrator and its Affiliates are, and shall at all times be, in compliance, in all material respects, with (i) The United States Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the U.S. Department of Treasury (31 C.F.R. Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order granting authority therefor (the “Foreign Asset Control Regulations”), (ii) all applicable orders, rules and regulations of The Office of Foreign Asset Control of the U.S. Department of Treasury (“OFAC”), and (iii) the USA PATRIOT Act of 2001, as amended from time to time (“Patriot Act”).

2.             The performance of this Agreement and payment of any amounts due hereunder will not violate any Foreign Asset Control Regulations or any anti-boycott laws and regulations.

ARTICLE XI

MISCELLANEOUS

11.1        Assignment.

1.             By the Administrator:  The Administrator may not assign this Agreement without the prior written consent of the Owner, which consent may not be unreasonably withheld, except that the Administrator may, without such consent, assign or delegate any of its rights or obligations under this Agreement to any of its Affiliates (subject to any applicable requirements under the Financing Documents or Project Documents).

2.             By the Owner:  Subject to Section 11.1(3), the Owner may not assign this Agreement without the prior written consent of the Administrator, which consent may not be unreasonably withheld or delayed.

11.2        Authorization.  Except as expressly authorized in writing by the Owner, or contemplated under the Administrative Services, the Administrator shall not have the right or the obligation to create any obligation or to make any representation on behalf of the Owner.

11.3        Governing Law; Jurisdiction.  This Agreement, and the rights and obligations of the parties thereunder and any dispute arising under or relating thereto (whether in contract, tort or otherwise) shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the conflict of law rules thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) or any other statute or doctrine that might call for the application of the laws of any other jurisdiction.  Each of the Administrator and Owner (a) hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of New York and of any federal court located in the Southern District of New York in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (b) hereby agrees to waive any objection to venue in the State and County of New York and (c) agrees that, to the extent permitted by Law, service of process in connection with any such proceeding may be effected by mailing in the same manner provided in Section 11.5.

11.4        Independent Contractor.  Nothing contained in this Agreement and no action taken by a party to this Agreement shall be (A) deemed to constitute a party or any of such party’s employees, agents or representatives to be an employee, agent or representative of any other party; (B) deemed to create any company, partnership, joint venture, association or syndicate among or between the parties; or (C) except as contemplated under the Administrative Services, deemed to confer on a party any express or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of the other party or on behalf of the Owner, except as expressly authorized in writing.

11.5        Notice.  All notices, requests, consents, demands and other communications (collectively “notices”) required or permitted to be given under this Agreement shall be in writing signed by the party giving such notice and shall be given to the other party at its address or fax number set forth in this Section 11.5 or at such other address or fax number as such party may hereafter specify for the purpose of notice to the other party and shall be either delivered personally or sent by fax or telegraph or registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service.  A notice shall be deemed to have been given (i) when transmitted if given by fax or telegraph or (ii) when delivered, if given by any other means.  Notices shall be sent to the following addresses:

To the Administrator:

NRG Solar Asset Management LLC

5790 Fleet Street, Suite 200

Carlsbad, CA 92008

Attention:  John Karam

Phone: 760-710-2147

Fax 760-710-2158

Email:  john.karam@nrgenergy.com

With copies to:

NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540

Attention:  General Counsel

Facsimile No.:  609-524-4589

To the Owner:

NRG Solar Alpine LLC

5790 Fleet Street, Suite 200

Carlsbad, CA 92008

Attention:  Randall Hickok

VP Asset Management — NRG Solar

Phone: 760-710-2210

Fax 760-710-2158

Email:  randall.hickok@nrgenergy.com

With copies to:

NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540

Attention:  General Counsel

Facsimile No.:  609-524-4589

11.6        Usage.  This Agreement shall be governed by the following rules of usage: (i) a reference in this Agreement to a Person includes, unless the context otherwise requires, such Person’s permitted successors and assignees; (ii) a reference in this Agreement to a law, license, or permit includes any amendment, modification or replacement to such law, license or permit; (iii) accounting terms used in this Agreement shall have the meanings assigned to them by GAAP; (iv) a reference in this Agreement to an article, section, exhibit, schedule or appendix is to an article, section, exhibit, schedule or appendix of this Agreement unless otherwise stated; (v) a reference in this Agreement to any document, instrument or agreement shall be deemed to include all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in substitution thereof, and shall mean such document, instrument or agreement, or replacement thereof, as amended, modified and supplemented from time to time in accordance with its terms and as the same is in effect at any given time; (vi) unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (vii) the words “include” and “including” and words of similar import used in this Agreement are not limiting and shall be construed to be followed by the words “without limitation”, whether or not they are in fact followed by such words.

11.7        Entire Agreement.  This Agreement (including all appendices and exhibits thereto) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.

11.8        Amendment.  Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by the party against which the enforcement of such termination, amendment, supplement, waiver or modification is sought.

11.9        Confidential Information.  Each party agrees that it shall not disclose (and shall cause its directors, officers, attorneys, employees and agents not to disclose), without the prior consent of the other party, any information with respect to such other party that is furnished pursuant to this Agreement or learned during the course of performance of the Administrative Services, including any information that would constitute confidential information under the terms of any Project Document (“Confidential Information”), provided that any party may disclose, or allow the disclosure of, any Confidential Information (a) to its directors, officers, attorneys, employees, agents, auditors, professional advisors, consultants and lenders as necessary to perform a party’s obligations under this Agreement, (b) as has become generally available to the public other than as a result of breach of this Section 11.9, (c) as may be required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over such disclosing party; provided, however, that to the extent such Confidential Information may be excluded from any such report, statement or testimony, or may be submitted subject to administrative confidentiality protection, in each case without prejudicing in any manner the position of the potentially disclosing party, such party shall exclude the information or submit it subject to confidentiality protection, (d) which was otherwise known by the receiving party prior to disclosure or is disclosed to the receiving party by a third party not in violation of any duty of confidentiality, other than, in each case, from a source other than an Affiliate of the Owner, (e) as may be required or appropriate in response to any summons or subpoena from a governmental authority or in connection with any litigation, or (f) to comply with any permit or applicable law.  The parties’ obligations under this Section 11.9 shall expire two years after the expiration or termination of this Agreement.  Upon expiration or termination of this Agreement, all written or other tangible Confidential Information held by a party shall, if requested by the party who owns such Confidential Information, be returned to such owning party.  Notwithstanding anything to the contrary set forth in this Agreement, the Administrator agrees to abide by the terms and conditions of the confidentiality undertakings of the Owner set forth in any of the Project Documents.

11.10      Discharge of Obligations.  With respect to any duties or obligations discharged hereunder by the Administrator, the Administrator may discharge such duties or obligations through the personnel of an Affiliate of the Administrator; provided that, notwithstanding the foregoing, the Administrator shall remain fully liable hereunder for such discharged duties and obligations.

11.11      Third Party Beneficiaries.  Except with respect to the indemnities set forth in Article IX, the parties do not intend to create rights in, or grant remedies to, any third party as a beneficiary of this Agreement or of any duty, covenant, obligation or understanding established under this Agreement.

11.12      Severability.  Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

11.13      Binding Effect.  The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and permitted assigns.

11.14      Representations and Warranties.  Each party hereby represents and warrants to the other party as of the date of this Agreement that:

1.             Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

2.             The execution, delivery and performance by such party of this Agreement have been duly authorized by all necessary limited liability company action, and do not and will not require any further consents or approvals which have not been obtained, or violate any provision of any law, regulation, order, judgment, injunction or similar matters or breach any agreement presently in effect with respect to or binding on such party;

3.             All government approvals necessary for the execution, delivery and performance by such party of its obligations under this Agreement have been obtained and are in full force and effect, except for those governmental approvals to be obtained by such party in the course of performance of its obligations under this Agreement; and

4.             This Agreement is the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights in general and except to the extent that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

11.15      Counterparts.  This Agreement may be executed by the parties hereto electronically and in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Owner and the Administrator have caused this Agreement to be executed as of the date first above written.

NRG SOLAR ALPINE LLC

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: [ILLEGIBLE]

NRG SOLAR ASSET MANAGEMENT LLC

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: [ILLEGIBLE]